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                                                                    Exhibit 10.3

STATE OF NORTH CAROLINA
COUNTY OF HENDERSON

                                                            EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of August 2, 1999, by and between MOUNTAINBANK (hereinafter referred to as the "Bank") and Vincent K. Rees (hereinafter referred to as the "Officer").

                              W I T N E S S E T H :

     WHEREAS, the Bank desires to retain the Officer's services as an executive employee of the Bank for the Term (as defined below), and the Officer is willing to serve as an executive employee of the Bank for such period; and

     WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of the Officer's employment with the Bank.

     NOW, THEREFORE, for and in consideration of the promises and the mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Bank and the Officer hereby agree as follows:

          1. Employment. The Bank hereby agrees to employ the Officer, and the Officer hereby agrees to serve as an executive employee of the Bank, upon the terms and conditions stated herein. The Officer will (i) serve as the Senior Vice President, Chief Lending Officer with such duties, responsibility and authority as are generally associated with such executive office, and (ii) have such other duties, responsibilities and authority, and render to the Bank such other management services, as are customary for a person having such an executive office with a commercial bank and as are reasonable assigned to him from time to time by the Board of Directors of the Bank (the "Board") or the Bank's Chief Executive Officer (the "CEO"). He shall be provided with such office, working facilities and staff at the offices of the Bank in Hendersonville, North Carolina as are necessary for the Officer to perform his obligations under this Agreement.

          The Officer shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best effort to implement the policies established by the Board or the CEO. Officer, in the execution of his duties under this Agreement, shall comply in all material respects with personnel policies or any code of conduct adopted by the Board of Directors and generally applicable to Officers and employees as the same shall be in effect, amended or supplemented from time to time, and with all applicable federal and state statutes applicable to Officer and all rules, regulations, administrative orders, statements of policy and other pronouncements or standards promulgated thereunder.

          The Officer hereby agrees to devote such number of hours of his working time and endeavors to his duties and responsibilities hereunder as the Officer and the CEO shall deem to be reasonably necessary to discharge such duties and responsibilities. Except with prior consent of the Board, the Officer shall not engage in any other occupation which requires a significant amount of the Officer's personal attention during the Bank's regular business hours or which otherwise interferes with the Officer's attention to or performance of his duties and responsibilities under this Agreement. However, nothing herein contained shall restrict or prevent the Officer from personally, and for the Officer's own account or for the account of the Officer's immediate family, trading in stocks, bonds, securities, real estate or other forms of investment so long as such investment activities do not interfere with the Officer's attention to or performance of his duties and responsibilities under this Agreement.

          2. Compensation. For all services rendered by the Officer to the Bank under this Agreement, the Bank shall pay the Officer a base salary of no less than Seventy Thousand Dollars ($70,000.00) per annum ("Base Salary"), payable in cash not less frequently than monthly; provided, however,

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that the amount of the Base Salary shall be reviewed by the CEO not less often than annually for the purpose of considering such increases therein as are appropriate to reflect the duties, responsibilities and performance of the Officer. Such Base Salary shall be subject to customary withholding taxes and such other employment taxes as are required by law. The Officer's Base Salary may be increased by the CEO, and all reference to Base Salary herein shall mean his Base Salary as so increased.

          In reviewing the Officer's Base Salary, the CEO shall consider the employee compensation policies established by the Executive Committee of the Board for application to the employees of the Bank, the duties and responsibilities of the Officer, and the overall performances of the Officer and the Bank, compensation paid to officers in comparable positions at comparable financial institutions, as well as increases in the cost of living, and may also consider the appropriateness of performance or merit increases. Neither participation in, or receipt of payment from, any other benefits plan granted to the Officer ("Fringe Benefits") shall reduce, or be deemed an offset against the Base Salary to the Officer.

          3. Participation in Benefit P1ans; Fringe Benefits. During the Term, the Officer shall be entitled to participate in any and all Benefit Plans from time to time maintained by the Bank in accordance with the terms and conditions (including eligibility requirements) of such Benefit Plans and the policies adopted by the Board in establishing such Benefit Plans. The Officer shall be entitled to paid vacation leave in accordance with the Board's policy for the senior executive employees of the Bank now or hereafter in effect.

          The Officer shall be entitled to such customary Fringe Benefits, including such vacation and sick leave, as are consistent with the normal practices and established policies of the Bank.

          In addition to the other compensation and other benefits described in the Agreement, the Bank shall promptly reimburse the Officer for all reasonable and duly documented expenses incurred by him in the performance of his duties and responsibilities under this Agreement in accordance with the policies established by the Board. The Bank shall pay the Officer's civic club dues.

          4. Term. Unless sooner terminated as provided in this Agreement and except as otherwise provide in Paragraph 7, the term of this Agreement and the Officer's employment hereunder ("Term") shall be for a period commencing on the date hereof and continuing until the close of business as of the third anniversary of such date; provided, however that unless the Bank or the Officer gives written notice to the other of non-extension at least thirty (30) days prior to any anniversary of the date hereof, the term of this Agreement shall be extended for a one (1) year period on each such anniversary of the date hereof (i.e., absent the giving of such notice, the remainder of the Term shall not be less that two (2) nor more that three (3) years at any time).

          5. Non-Competition and Confidentiality.

               (a) Confidential Information. The Officer hereby acknowledges and agrees that; (i) in the course of his service as an executive officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank's customers and its dealings with them, and other Confidential Information (as defined below) concerning the Bank's business, all of which constitute valuable and privileged assets that are particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and (ii) in order to protect the Bank's interest in and to assure the benefit of its business, it is reasonable and necessary to place certain restriction on the Officer's ability to Compete (as defined below) against the Bank and on his disclosure of Confidential Information.

          All Confidential Information shall be considered and kept by the Officer as the confidential, private and proprietary property of the Bank. At all times during and following the term of this Agreement or his employment for any reasons, and except as shall be required in the course of the performance by the Officer of his duties on behalf of the Bank or permitted by a direct, written authorization of the CEO or the Board, he will not divulge any such Confidential Information to any Person (as defined below) not employed by the Bank (except as required by applicable Laws (as defined below), remove any such Confidential Information in written or other recorded form from the Bank's premises, or make any use of any

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Confidential Information for his own purposes or for the benefit of any person other than the Bank. The Officer may share confidential information in the reasonable discharge of his responsibilities with Directors, vendors, consultants, and regulatory agents. Following the termination of the Officer's employment with the Bank, this Paragraph 5(a) shall not apply to any Confidential Information which then is in the public domain (provided that the Officer was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank's consent) or which was obtained by the Officer from a Person who is not obligated under an agreement of confidentiality with respect to such information.

               (b) Noncompetition. In consideration of employment of the Officer, during the Term and any subsequent Payment Period (as defined below), the Officer agrees that Term (the "Market"), directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with, and any Person who competes with the Bank, without the prior written consent of the Board; provided however, that the provisions of this Paragraph 5(b) shall not apply prospectively in the event this Agreement is terminated by the Bank without Cause (as defined below); and, provided further, however, that if the Officer is terminated for Cause under Paragraph 7(d), the period of noncompetition shall extend until the first anniversary of the date of such termination. Noncompetition provisions are void if there is a change in control. Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise up to five percent (5%) of the outstanding stock or other securities of any Person which has its securities listed on any national securities exchange or which has transactions in its securities quoted on any level of The NASDAQ Stock Market, Inc. or other over-the-counter market or inter-dealer quotation system.

               (c) Remedies for Breaches. The Officer understands and agrees that a breach by him of the covenants contained in Paragraphs 5(a) or 5(b) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such breach. In the event of the officer's actual or threatened breach of the covenants contained in Paragraphs 5(a) or 5(b), the Bank shall be entitled to bring a civil action seeking an injunction restraining the Officer from breaching or continuing to breach those covenants or from any threatened breach thereof, or any other legal or equitable relief relating to the breach of such covenants. The Officer agrees that, if the Bank institutes any action or proceeding against him seeking to enforce any of such covenants or to recover other relief relating to an actual or threatened breach of any of such covenants, he shall be deemed to have waived any claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. The exercise by the Bank of any such right, remedy, power, or privilege, however, shall not preclude the Bank from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

          Notwithstanding anything contained herein to the contrary, the Officer agrees that the provisions of Paragraphs 5(a) and 5(b) above and the remedies provided in this Paragraph 5(c) for a breach shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit, or impair the rights of the Bank under the Trade Secrets Protection Act contained in "Article 24, Chapter 66 of the North Carolina General Statutes, or any other state of federal law or regulation dealing with or providing a remedy for this wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

               (d) Survival of Covenants. The Officer's covenants and agreements and the Bank's rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or the officer's employment with the Bank.

               (e) Definitions. For purposes of this Agreement:

                    (i) "Confidential Information" means any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information, (financial or otherwise) relating to the Bank and its

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                    banking business, regulatory examination, financial results and condition, lending and deposit operations, customers (including lists of customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer system and software, shareholders, employees, officers and directors.

                    (ii) A Person that "Competes" means a person that (A) solicits or secures deposits from any Person, (B) solicits or makes loans to any Person, (C) induces or attempts to induce any Person who was a customer of the Bank at the time of the termination of the Officer's employment to change the customer's depository, loan, or other banking relationship from the Bank to another financial institution, or (E) otherwise provides any type of commercial banking services, in each case from banking offices located with, the Market.

                    (iii) "Person" means (A) an individual or a corporation, partnership (limited or general), trust, limited liability company, business trust, association (mutual or stock, including a mutual holding company), joint venture, pool, syndicate, unincorporated organization or any other form of entity; and (B) any Affiliate (as defined below) of any individual or entity listed in item (A). "Affiliate" means any person who controls, is under common control with, or is controlled by the Person to whom reference is being made; and for the purposes of the definition of Affiliate, control shall be deemed to exist in a Person who beneficially owns ten percent (10%) or more of the outstanding equity interests (or options, warrants or other rights to acquire such, equity interests) of another Person.

                    (iv) "Payment Period" means the period of time following the end of the Term during which the Officer receives payments of money, participates in Benefit Plans and/or receives Fringe Benefits under Paragraph 7(b), 7(c), 7(f), or 7(g), as applicable.

          6. Standards. The Officer, in the execution of his duties and responsibilities under this Agreement, shall at all times and in all respects comply in all material respects with the policies of the Board, including any code of business conduct or code of ethics adopted by the Board for application to the Bank's employees, and with all applicable statutes and with all Laws as defined below.

          7. Termination and Termination Pay.

               (a) Termination by Death. This Agreement shall be terminated upon the death of the Officer during the Term. Upon the Officer's death, the Officer's estate shall be entitled to receive all compensation and benefits payable to, or accruable or vested for the benefit of, the Officer under this Agreement through the end of the calendar month in which the Officer's death shall have occurred.

               (b) Termination by Total Disability. This Agreement shall be terminated upon the total disability (as defined below) of the Officer during the Term. In the event of his total Disability, the Officer shall receive all compensation and benefits payable to, or accruable or vested for the benefit of, the Officer under this Agreement through the date of the determination of his Total disability and for a period of ninety (90) days thereafter. The Officer shall be deemed to have suffered "Total disability" upon the determination of his total permanent disability by the United States Social Security Administration or the Bank's receipt of a certification to such effect by the Officer's regular physician, in each case such total permanent disability meaning the Officer's loss of ability to perform at least the majority of his then applicable duties hereunder.

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               (c) Termination by Officer. This Agreement may be terminated at any time by the Officer upon sixty (60) days prior written notice to the Bank. Unless the provisions of Paragraphs 7(f)(ii) or 7(g) are applicable and the Officer elects to apply the applicable provisions, upon such termination, the Officer shall be entitled to receive the compensation and benefits payable to, or accruable or vested for the benefit of, the Officer under this Agreement through the effective date of such termination.

               (d) Termination for Cause. The Board may terminate this Agreement for Cause, in which event the Officer shall have no right to receive, or to have accrued or vested for his benefit, compensation or other benefits hereunder for any period after such termination. Termination for Cause shall mean termination of this Agreement because of the Officer's (A) a willful and material breach of fiduciary duty involving personal profit, (B) intentional and material failure to perform stated duties (after written notice thereof), (C) conviction of a crime of dishonesty or moral turpitude, (D) willful and material violation of any law, statute, rule, regulation order, statement of policy or final cease-and-desist order ("Laws") of any governmental agency or body having regulatory authority over the Bank ("Regulatory Authorities") whether or not resulting in criminal prosecution or conviction, or (E) a material and continuing breach of any provision of this Agreement (after written notice thereof) or (F) the occurrence of any event that shall result in the Officer being excluded from coverage, or having coverage limited as to the Officer as compared to other executives of the Bank, under the Bank's then current "blanket bond" or other fidelity or insurance policy covering its directors, officers or employees. With respect to the first occurrence of any instance listed above specifically requiring written notice, the Bank shall give the Officer written notice which describes the failure or breach, and the Officer shall have thirty
(30) days to cure such breach or failure to the reasonable satisfaction of the board; provided, however, that no opportunity to cure shall be allowed for any subsequent substantially similar failure or breach and termination for cause in such circumstances shall be effective upon the giving of such written notice.

               (e) Termination Without Cause. The Board may terminate this Agreement without cause at any time upon sixty (60) days prior written notice to the Officer; provided, however, that in the event of such termination, unless the provisions of Paragraph 7(f) or 7(g) are applicable, the Officer will continue to receive his Base salary and all other benefits (including bonuses and continuation of all Benefit Plans and Fringe Benefits except for qualified retirement plans) for a period of one (1) year from the date of termination. At the election of the officer, the Present Value of such Base Salary and bonuses, determined as provided in Paragraph 7(g), shall be paid within sixty (60) days of the date of termination. Termination without cause requires full board approval and absence thereof voids this paragraph.

               (f) Unapproved Change in Control Termination. In the event of (i) the termination of this Agreement without Cause or (ii) the voluntary termination of this Agreement by the Officer, in each case in connection with, or within one (1) year after, any Change in, Control (as defined below) which has not been approved in advance by a formal resolution of two-thirds (2/3) of the members of the Board who are not Affiliates of the Person effecting or proposing to effect the Change in Control ("Independent Directors"), the Officer shall be entitled at his election:

                    (A) to continue to receive his Base Salary and bonuses as provided in this agreement for a period of two (2) years subsequent to the effective date of such termination; and

                    (B) to continue to participate in all Benefit Plans and Fringe Benefits, except qualified retirement p1ans or for the period of two (2) years.

          Upon written notice by the Officer to the Bank, in lieu of paying the amount in item (A) above for a period of two (2) years in installments, the Officer shall be paid the Present Value of such Base Salary and bonuses in a lump sum within sixty (60) days of the termination of his employment. The calculation of the amount due shall be made by the independent accounting firm then performing the Bank's independent audit (the "Auditor") at the expense of the Bank. If Officer does not agree with the calculation performed by the Auditor, then Officer may choose an auditor to perform such calculation on his behalf and at his expense. Following such calculation, if the auditor and the auditor appointed by the officer are unable to

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agree on the calculation, the Bank and the officer shall agree on an independent third-party auditor who shall be appointed to determine the calculation of the amount due to Officer pursuant to this paragraph. The determination of such third-party auditor shall be conclusive and binding on all parties hereunder. In the event Officer elects such lump sum payment, the officer shall continue to participate in the Benefit Plans and Fringe Benefits for the aforesaid two (2) year period. The Officer shall also be entitled to a cash payment of an amount equal to the amount of any and all excise tax liability incurred by Officer pursuant to the Internal Revenue Code of 1986, as amended, in connection with the payments and benefits compensation in Paragraph 7 (such amount to be determined by the Auditor at the Bank's expense).

               (g) Approved Change in control Termination. Upon ten (l0) days prior written notice, the Officer may declare this Agreement to have been terminated without Cause by the Bank, upon the occurrence of any of the following events, which have not been consented to in advance by the Officer in writing, following a Change in Control approved in advance by a formal resolution of at least two-thirds (2/3) of the Independent Directors: (i) if the Officer is required to move his personal residence or perform his principal executive function more than fifty (50) miles from the city limits of Hendersonville, North Carolina; (ii) if the Bank should fail to maintain Salary and Benefit Plans providing to him at least substantially the same level afforded the officer as of the date of the change in control; or (iii) if the Officer's responsibilities or authority in the capacity described in Paragraph 1 have been diminished materially.

          Upon such termination, or upon any other termination of this Agreement without Cause by the Bank within one (1) year following an approved Change in control, the Officer shall be entitled to receive the compensation and benefit continuation when and as provided in Paragraph 7(f) above.

               (h) Definitions. A "Change in control" means a change in control of the Bank of a nature that would be required to be reported in response to
Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), or the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding Act of 1956, as amended, or Section 602 of the Change in Control Act of 1978, of the Bank by any Person; provided that, without limitation, a Change in Control also shall be deemed to have occurred if:

                    (i) Any Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Bank representing 30% or more of the combined voting power of the Bank's then outstanding securities; or

                    (ii) During any period of two (2) consecutive years, individuals who at the beginning of the Term constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Bank's shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the Term.

          8. Additional Regulatory Requirement. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank shall not be required to make any payment or take any action under this Agreement if (a) such payment or action would be prohibited by or would violate any law or (b) such payment or action otherwise would be prohibited by any Regulatory Authority.

          9. Successors and Assigns.

               (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank, including any Person exchange, purchase or otherwise, all or substantially all of the capital stock or assets of the Bank.

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               (b) The Bank is contracting for the unique and personal skill of the Officer. Therefore, the Officer shall be precluded from assigning or delegating his rights, duties or responsibilities hereunder.

          10. Modification: Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

          11. Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina.

          12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          13. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between and of the parties hereto other than those contained herein in writing.

          14. Disputes. In the event any dispute shall arise between the Officer and the Bank (or its Board) as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by the officer to enforce the terms of this Agreement or in defending against any action taken by the Bank, unless the Officer shall have received no recovery or other relief on his claims or shall have not prevailed on his defenses, the Bank shall reimburse the Officer for all cost and expenses, including reasonable attorneys' fees, incurred by him in such disputes or proceedings.

          IN WITNESS WHEREOF, the parties have executed this Agreement under seal to be effective as of the day and year first hereinabove written.

                                        MOUNTAINBANK


                                        By: /S/ Boyd L. Hyder
                                            ------------------------------------
                                                Boyd L. Hyder
                                                Chairman


[CORPORATE SEAL]

ATTEST:


/S/ J. W. Davis
--------------------------------
    President


                                        By: /S/ Vincent K. Rees
                                            ------------------------------------
                                                Vincent K. Rees

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